EXHIBIT 5

Faegre & Benson llp

2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
telephone 612.766.7000
facsimile 612.766.1600
www.faegre.com

February 11, 2005

FSI International, Inc.
3455 Lyman Boulevard
Chaska, Minnesota 55318

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to an additional 300,000 shares of common stock, without par value (the “Shares”), of FSI International, Inc., a Minnesota corporation (the “Company”), pursuant to the Company’s 1997 Omnibus Stock Plan, as amended and restated, and up to an additional 250,000 Shares pursuant to the Company’s Employees Stock Purchase Plan, as amended and restated (collectively, the “Plans”), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated by the Plans and the Registration Statement, the Shares will be legally issued, fully paid, and nonassessable under the current laws of the State of Minnesota.

     We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ Douglas P. Long

Douglas P. Long